EXHIBIT 6

                                EQUITY ONE, INC.
                                ----------------

                               FIRST AMENDMENT TO
                             STOCKHOLDERS AGREEMENT

               This First Amendment to Stockholders Agreement (this "First Amendment") is entered into on December 19, 2001 by and among Equity One, Inc., a Maryland corporation (the "Corporation"), Alony Hetz Properties & Investments, Ltd., an Israeli corporation or a wholly owned entity (the "Investor"), Gazit-Globe (1982) Ltd, an Israeli corporation ("Globe"), M.G.N. (USA), Inc., a Nevada corporation ("MGM"), and Gazit
        (1995), Inc., a Nevada corporation (Gazit").

               WHEREAS, the parties hereto have entered into a Stockholders Agreement dated October 4, 2000 (the "Stockholders Agreement'") (all terns not otherwise defined herein shall have the meanings ascribed thereto in the Stockholders Agreement);

               WHEREAS, pursuant to the terms of the Stockholders Agreement, the Investor and the Gazit-Globe Group agreed to certain rights relating to the Common Stock purchased by the Investor, and

               WHEREAS, subsequent to the execution of the Stockholders Agreement, the Corporation has issued additional shares of its Common Stock, including in connection with the acquisitions of Centrefund (U.S.) Realty Corporation and United Investors Realty Trust; and

               WHEREAS, given the recent issuance of Common Stock of the Corporation, the Investor and the Gazit-Globe Group desire to amend certain provisions of the Stockholders Agreement as more fully set forth herein;

               NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

               1 . Amendment to the Stockholders Agreement. The Stockholders Agreement is hereby amended as follows:

               1.1 Section 3(a) of the Stockholders Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

                      "(a) So long as the Investor owns at least 3 % of the
               Corporation's total outstanding voting capital stock, on a fully-diluted basis, the Investor may designate one nominee (the "Investor Director") to the Board of Directors. In addition, each member of the Gazit-Globe Group hereby agrees, commencing as of the date hereof and during the term of this Agreement, to vote all of its Stockholder Shares and any other voting securities of the Corporation over which such Stockholder has voting control and to take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, designator of a director, member of a Board of Directors committee or


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               officer of the Corporation or otherwise, and including, without limitation, attendance at meetings for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Corporation shall take all necessary and desirable actions within its control (including without limitation, calling special board and stockholder meetings), so that such Investor Director is elected to the Board of Directors of the Corporation.

                      1.2 Section 3 (c) of the Stockholders Agreement is hereby
               amended by deleting the same in its entirety and inserting in lieu thereof the following:

                      "(c) To the extent the Investor loses the right to
               designate an Investor Director by failing to meet the ownership requirements set forth above, the Investor shall irrevocably lose the right to designate an Investor Director for such position notwithstanding its later acquiring a sufficient interest to meet the ownership requirements.

                      1.3 Section 3(d) of the Stockholders Agreement is hereby
               deleted in its entirety.

               2. References. All references in the Stockholders Agreement to "this Agreement" shall hereafter refer to the Stockholders Agreement as amended hereby.

               3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               4. Full Force and Effect. The Stockholders Agreement, as amended by this First Amendment shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights or obligations, under the Stockholders Agreement, except as such rights or obligations are expressly modified hereby.

               5. Governing Law. This First Amendment will be governed by and construed in accordance with the laws of the State of Florida.



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               IN WITNESS WHEREOF, the parties hereto have caused this First
        Amendment to be executed on their behalf, by their respective officers, thereunto duly authorized, on the date first written above.


                                                 EQUITY ONE, INC.

                                                 By: /s/Chaim Katzman
                                                     ----------------
                                                      Chaim Katzman
                                                    Chairman of the Board and
                                                    Chief Executive Officer

                                                 ALONY HETZ PROPERTIES &
                                                 INVESTMENTS LTD.

                                                 By: /s/Nathan Hetz
                                                     --------------
                                                        Nathan Hetz
                                                    Chief Executive Officer


                                                 GAZIT-GLOBE (1982) LTD.

                                                 By: /s/signed
                                                     ---------
                                                     Name:
                                                     Title:




                                                 M.G.N. (USA), INC.

                                                 By: /s/Chaim Katzman
                                                     ----------------
                                                      Chaim Katzman
                                                          President


                                                 GAZIT (1995), INC.

                                                 By: /s/Chaim Katzman
                                                     ----------------
                                                      Chaim Katzman
                                                          President